Exhibit 3.08

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NPC ACQUISITION HOLDINGS, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of NPC Acquisition Holdings, LLC, a Delaware limited liability company (the “Company”), is made as of December 28, 2011, by NPC International Holdings, Inc., a Delaware corporation (the “Initial Member” and together with any party hereafter admitted as a member of the Company in accordance with the terms hereof, the “Members”).

WHEREAS, the Initial Member owns all of the outstanding membership interests of the Company (the “Prior Units”) and desires to amend and restate in its entirety the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 2, 2006 (as amended from time to time, the “Prior Agreement”), as set forth herein.

NOW, THEREFORE, intending to be legally bound, the Members hereby agree that the Prior Agreement is hereby amended and restated in its entirety as follows:

1. Formation of the Company. The Company was formed on January 25, 2006 upon the filing a certificate of formation (as amended from time to time, the “Certificate”) with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Limited Liability Company Act, as amended (the “Act”).

2. Term. The Company will have perpetual existence unless terminated in accordance with this Agreement.

3. Name. The name of the Company will be “NPC Acquisition Holdings, LLC” or such other name that complies with applicable law as the Managing Member may select from time to time.

4. Purpose; Powers. The Company is organized for the object and purpose of engaging in all such lawful transactions and business activities as may be determined from time to time by the Managing Member. The Company will have any and all powers necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be lawfully exercised by limited liability companies under the Act.

5. Offices. The principal office of the Company, and such additional offices as the Managing Member may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Managing Member may designate from time to time. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law.

6. Members. The name and address of each Member of the Company are as set forth on Schedule I attached hereto. Schedule I attached hereto shall be amended from time to time to reflect the future admission of each additional or substitute Member.

7. Managing Member.

(a) Except as otherwise required by the Act, the business and affairs of the Company shall be managed by or under the direction of one Member (the “Managing Member”). The initial Managing Member shall be NPC International Holdings, Inc. The Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business, operations and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Except as explicitly set forth in this Agreement, if a vote, consent or approval of the Members is required by the Act or other applicable law with respect to any act to be taken by the Company or matter considered by the Managing Member, the Members agree that they shall be deemed to have consented to or approved such act or voted on such matter in accordance with the determination of the Managing Member on such act or matter. The Managing Member may delegate its duties to officers, agents or employees of the Company as the Managing Member may deem appropriate from time to time. The actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company.

(b) The authority of the Managing Member over the conduct of the business affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

(c) The Members may, by a vote of Members holding a majority of the Units, remove, with or without cause, the Managing Member.

(d) The Managing Member may resign at any time by giving written notice to that effect to the Company. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy caused by any such resignation or by the removal or death of the Managing Member or any vacancy for any other reason may be filled by a vote of Members holding a majority of the Units, and any Managing Member so elected to fill any such vacancy shall hold office until its earlier death, resignation or removal.

8. Officers. Pursuant to the authority granted to the Managing Member, all of the current officers of the Corporation are hereby removed, effective immediately. The individuals set forth on Schedule II shall be the officers of the Company in the capacities set forth across from such individual’s name thereon as of the date hereof. Thereafter, the Managing Member may, from time to time, remove any officer and/or designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware or a Member. Any officers so designated shall have such authority and perform such duties as the Managing Member may, from time to time, delegate to them. The Managing Member may assign titles to particular officers. Unless the Managing Member otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Each officer shall hold office until such officer’s successor shall be duly designated and shall qualify or until such officer’s earlier death, resignation or removal by the Managing Member. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managing Member.

9. Units and Capital Contributions.

(a) All of the Prior Units are hereby converted into 1,000 Units, which are held by the Initial Member. The Members may, but shall not be required to, make additional contributions to the capital of the Company; provided, that, no additional contributions to the capital of the Company shall be made without the written consent of the Managing Member. The Managing Member shall maintain Schedule I, which shall set forth the number of Units owned by each Member, and amend it as necessary to reflect (i) any transfer of Units permitted hereunder and (ii) the issuance of any additional Units issued in connection therewith. Persons or entities hereafter admitted as additional Members of the Company shall make such contributions of cash, property or services to the Company as shall be determined by the Managing Member at the time of each such admission. For the purposes of this Agreement, “Unit” means an interest of a Member in the Company representing a fractional part of the interests of all Members and having the rights and obligations specified with respect to such Units in this Agreement.

10. Allocations of Profits and Losses: Capital Accounts. Except as may be required by the Internal Revenue Code of 1986, as amended, the Company’s income, gains, losses and deductions and losses will be allocated among the Members pro rata in accordance with the number of outstanding Units held by each Member; provided that, in the event that the Company is not treated as a partnership for U.S. federal income tax purposes, no allocation of income, gains, losses and deductions shall be made pursuant to this Section 10. The Company shall maintain a separate capital account (the “Capital Accounts”) for each Member according to the rules of Treasury Regulation Section 1.704- l(b)(2)(iv). For this purpose, the Company may, upon the occurrence of the events specified in Treasury Regulation Section 1.704-l(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-l(b)(2)(iv)(g) to reflect a revaluation of the Company property.

11. Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Managing Member may determine. Distributions shall be made to Members pro rata in accordance with the number of outstanding Units held by each Member immediately prior to a distribution.

12. Assignments. A Member may assign all or any portion of its Units only (i) with the consent of the remaining Members (if any), which consent may be given or withheld in each such Member’s sole discretion, and (ii) upon such assignee’s agreement in writing to be bound by the terms hereof. Upon any such permitted assignment, the assignee will be admitted to the Company as a substitute Member.

13. Dissolution. The Company will be dissolved and its affairs will be wound up and terminated only upon (i) the affirmative vote of each of the Members or (ii) an administrative dissolution or the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon dissolution, the Company will be liquidated in an orderly manner by the Members.

14. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member (including the Managing Member) or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, the Managing Member or officer.

15. Amendments to Agreement. The terms and provisions of this Agreement may be modified or amended, or amended and restated with the written consent of the Members.

16. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws (and not the laws of conflicts) of the state of Delaware.

17. Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, to the maximum extent permitted under the Act, none of the Managing Member, the Members or any officers, directors, equityholders, partners, affiliates or representatives of the Members, nor any officers, affiliates or representatives of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person, provided such act or omission does not constitute fraud, willful misconduct, or bad faith.

18. Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 18 with respect to (a) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct or bad faith or (b) any Claim initiated by such Covered Person unless such Claim (or part thereof) (i) was brought to enforce such Covered Person’s rights to indemnification hereunder or (ii) was authorized or consented to by the Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 18.

19. Creditors, Title to Company Assets. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its affiliates, and no creditor who makes a loan to the Company or any of its affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in profits, losses, distributions, capital or property other than as a secured creditor. The Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Legal title to any or all Company assets may be held in the name of the Company, the Managing Member or one or more nominees, as the Managing Member may determine. The Managing Member hereby declares and warrants that any Company assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Managing Member or such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.

20. Entire Agreement. This Agreement contains the complete agreement among the Members concerning its subject matter and this Agreement supersedes and preempts any prior agreement among them (including the Prior Agreement), whether written or oral, concerning its subject matter.

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IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Limited Liability Company Agreement as of the date first written above.

NPC INTERNATIONAL HOLDINGS, INC.

By:	/s/ Evan Eason
Name:	Evan Eason
Its:	Vice President and Assistant Secretary

Schedule I

to

Second Amended and Restated

Limited Liability Company Agreement

of

NPC Acquisition Holdings, LLC

Member	Units
NPC International Holdings, Inc. c/o Olympus Growth Fund V, L.P. One Station Place, 4th Floor Stamford, Connecticut 06902	1,000

Schedule II

to

Second Amended and Restated

Limited Liability Company Agreement

of

NPC Acquisition Holdings, LLC

Initial Officers

James K. Schwartz	President, Chief Executive Officer, Chief Operating Officer

Troy D. Cook	Executive Vice President - Finance and Chief Financial Officer and Secretary

Paul Rubin	Vice President and Assistant Secretary

Evan Eason	Vice President and Assistant Secretary

Manu Bettegowda	Vice President and Assistant Secretary

Chase A. Ormond	Vice President and Assistant Secretary